Exhibit 99.1

208 Harbor Drive, P.O. Box 120061, Stamford, CT 06912-0061 • metagroup.com • (800) 945-META • Fax: (203) 359-8066

Contact:	Carrie Kalish
Cubitt Jacobs & Prosek
(212) 279-3115 ext. 202
carrie@cjpcom.com

FOR IMMEDIATE RELEASE

META Group Reports Fourth Quarter and Year-End 2004 Results

Fourth Quarter Revenue Increases 7% Year Over Year

STAMFORD, Conn. (February 15, 2005) — META Group, Inc. (NASDAQ: METG), a leading information technology (IT) research and consulting firm, today announced financial results for the fourth quarter and year ended December 31, 2004.

Fourth Quarter Results

Total revenues for the fourth quarter were up 7 % to $37.3 million, compared to $34.9 million in the year-ago period. Ongoing operations grew 3% or $1.1 million, while acquisitions (net of divestitures) and currency fluctuations added $0.2 million and $1.1 million, respectively.  Net loss for the quarter was $2.1 million, or $0.15 per fully diluted share. This compares to a net loss of $1.0 million, or $0.07 per fully diluted share, in the year-ago period.  Operating expenses for the fourth quarter included $3.9 million of merger and severance charges.  The year-ago period included severance and idle facilities costs of $2.2 million.

A breakdown of the quarter’s results is as follows:

•                  Research and Advisory Services revenue in the fourth quarter was $21.7 million, down 1% compared to $21.9 million in the fourth quarter of 2003.

•                  Revenue from Strategic Consulting was up 24% to $13.4 million in the fourth quarter, compared to $10.8 million in the year-ago period.

•                  Revenue from Published Research Products was $1.4 million, basically unchanged from the fourth quarter of 2003.

•                  Gross margin was 48% in the fourth quarter, unchanged from the prior year.

META Group Reports Fourth-Quarter 2004 Results – 1

•                  Operating expenses for the fourth quarter were $38.9 million, up from $35.8 million in the year-ago period. Expenses from ongoing operations increased by $1.5 million, or 4%.  Acquisitions (net of divestitures) and currency fluctuations increased expenses by $0.5 million and $1.0 million, respectively. The quarter’s operating expenses included severance costs of $1.8 million and merger costs of $2.1 million.  In the fourth quarter of 2003, operating expenses included severance costs for $1.4 million and charges for idle facilities in the amount of $0.7 million.

•                  The Company’s net cash position (cash including restricted balances, less bank debt and notes payable) at December 31, 2004, was $11.7 million, compared with $11.1 million in the third quarter of 2004, reflecting seasonal billing cycles.

•                  Other current assets include $1.7 million due from Gartner, Inc. for expenses in connection with Gartner Inc’s pending acquisition of the Company.   Accrued and other current liabilities include $1.7 million due another party as a result of the Company’s termination of a previous merger agreement.

2004 Results

For the year ended December 31, 2004:

•                  Total revenues were $141.5 million, a 16% increase over the prior year.

•                  Total operating expenses were $143.1 million, a 12 % increase over the prior year.  Operating expenses include $4.1 million of merger and severance charges compared to $2.6 million of severance and idle facilities costs in 2003.

•                  Net loss was $2.2 million, or $0.16 per fully diluted share, versus $4.3 million, or $0.32 per fully diluted share in 2003.

Merger Status

On January 31, 2005, META Group  announced that the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the planned acquisition of META Group by Gartner, Inc (NYSE: IT and ITB).

On December 27, Gartner, Inc. and META Group announced they had entered into an agreement for Gartner to acquire META Group for $10 per share. Consummation of the merger remains subject to other customary closing conditions, including approval by META Group’s stockholders.

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About META Group

META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group’s experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.

– Financial Tables Follow –

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META Group, Inc.

OPERATING RESULTS	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2004	2003(1)	2004	2003(1)

Revenues
Research and advisory services	$21,680	$21,853	$88,960	$78,257
Strategic consulting	13,429	10,788	44,126	35,747
Published research products	1,426	1,442	5,735	5,980
Reimbursable expenses	790	778	2,680	2,501

Total revenues	37,325	34,861	141,501	122,485

Operating expenses
Cost of services and fulfillment	18,527	17,467	70,227	64,028
Reimbursable expenses	790	778	2,680	2,501
Selling and marketing	8,852	9,032	40,307	33,398
General and administrative	5,614	5,104	20,685	19,721
Depreciation and amortization	1,207	1,284	4,745	4,989
Merger costs	2,114	—	2,329	—
Restructuring charge	1,755	1,417	1,755	1,642
Loss on facilities leases	—	743	—	999
Loss on sale of subsidiary	—	—	416	—
Total operating expenses	38,859	35,825	143,144	127,278

Operating loss	(1,534)	(964)	(1,643)	(4,793)

Other income (expense)
Impairment loss on investments and advances	(154)	—	(154)	—
Other income (expense), net	3	61	131	784

Loss before provision for income taxes	(1,685)	(903)	(1,666)	(4,009)
Provision for income taxes	430	25	420	173
Minority interest in income of consolidated subsidiary	—	41	77	123

Net loss	($2,115)	$(969)	$(2,163)	$(4,305)

Amounts per basic and diluted common share:

Net loss per common share - basic and diluted	$(0.15)	$(0.07)	$(0.16)	$(0.32)

Weighted average number of shares outstanding - basic and diluted	14,069	13,525	13,865	13,334

(1) Certain 2003 accounts have been reclassified to conform to the current year’s presentation.

META Group, Inc.

BALANCE SHEETS	December 31,	December 31,
(in thousands)	2004	2003 (1)

Assets
Cash and cash equivalents	$6,899	$8,814
Restricted cash	6,000	—
Accounts receivable, net	41,042	38,693
Deferred commissions	1,614	1,550
Other current assets	4,865	2,591
Total current assets	60,420	51,648

Restricted cash	—	6,000
Long-term portion of accounts receivable	2	184
Furniture and equipment, net	4,580	5,392
Goodwill	15,581	13,016
Other intangibles, net	8,533	8,982
Investments and advances	1,054	1,146
Other assets	643	344
Total assets	$90,813	$86,712

Liabilities and Stockholders’ Equity
Accounts payable	$2,391	$2,041
Deferred revenue	46,740	48,891
Borrowings under revolving credit agreement	—	—
Notes payable	487	438
Accrued compensation	6,398	5,495
Accrued and other current liabilities	21,152	16,618
Total current liabilities	77,168	73,483

Long-term portion of notes payable	708	1,040
Non-current deferred revenues	19	549
Other non-current liabilities	464	1,244
Total liabilities	78,359	76,316

Minority Interest	—	322

Stockholders’ equity:
Common stock	154	143
Paid-in capital	64,824	61,013
Accumulated other comprehensive income (loss)	156	(565)
Treasury stock	(320)	(320)
Accumulated deficit	(52,360)	(50,197)
Total stockholders’ equity	12,454	10,074
Total liabilities and stockholders’ equity	$90,813	$86,712

(1) Certain 2003 accounts have been reclassified to conform to the current year’s presentation.